Contact:    Jennifer L. Rosa
        Public Relations Manager
        (216) 429-5037

WEIL RETIRING; LAROCCA JOINS THIRD FEDERAL

CLEVELAND – April 2, 2026 – Today, Third Federal Savings & Loan Association of Cleveland (Third Federal), the primary business subsidiary of TFS Financial Corporation (Nasdaq: TFSL), announced the retirement of Meredith S. Weil as a member of the Board of Directors and Chief Financial Officer (CFO), effective January 2027.

As a part of the statement, the company also announced that James E. LaRocca will be joining Third Federal as Finance and Accounting Officer on June 29, 2026.

Ms. Weil has been with Third Federal since 1999, serving most recently as Chief Financial Officer since 2024. She has been a member of the Board of Directors since 2014. Prior to this role Ms. Weil served as the Chief Operating Officer of the company from 2012-2023.

“Meredith’s impact in the last nearly 30 years has been fundamental to the success of our company,” said Chairman and CEO Marc A. Stefanski. “Her management roles during her time with us have touched every part of Third Federal. Her commitment to our values and our associates has been vital during her time here, and her influence on Third Federal will last far beyond her retirement. We welcome Jim to the Third Federal family and look forward to his contributions for years to come.”

James E. LaRocca will join the company as Finance and Accounting Officer in June. It is expected that he will assume Ms. Weil’s role as CFO upon her retirement.
Mr. LaRocca was most recently EVP, Chief Financial Officer of Westfield Bank, in Westfield Center, Ohio. Westfield Bank was acquired by First Financial Bancorp in November 2025. Mr. LaRocca began his tenure with Westfield in 2010, holding various leadership roles in accounting and finance. Prior to joining Westfield, he served as a Senior Auditor with Ernst & Young.

Mr. LaRocca holds a BA in Accounting and an MBA from Baldwin-Wallace University. He is also a licensed CPA in the state of Ohio.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 (Nasdaq: TFSL). Third Federal, which lends in 28 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, mortgage lending offices in Central and Southern Ohio, and 15 full service branches throughout Florida. As of December 31, 2025, the Company’s assets totaled $17.50 billion.